Exhibit 99.1

Contact:

Sameer Desai

Senior Director, Corporate Development &

Investor Relations

TTM Technologies, Inc.

+1 714 327 3050

sameer.desai@ttmtech.com

FOR IMMEDIATE RELEASE

TTM TECHNOLOGIES, INC. ANNOUNCES A RETIREMENT AND NOMINATES A NEW BOARD MEMBER

COSTA MESA, CA — February 20, 2018 — TTM Technologies, Inc. (NASDAQ: TTMI (“TTM”)), a major global printed circuit board (PCB) manufacturer, announced today that Ronald W. Iverson will not stand for reelection to the Board of Directors in accordance with TTM’s mandatory retirement policy which requires Directors to retire at the age of 75.

TTM also announced that Rex D. Geveden has been nominated to serve on the Company’s Board of Directors pending approval from the Defense Security Service (“DSS”) pursuant to the Special Security Agreement between TTM and DSS. Once approved by DSS, and upon election by TTM’s stockholders at the Stockholder’s Meeting on May 9, 2018, Mr. Geveden will serve as a Class III director with a term expiring in 2021.

Mr. Geveden currently serves as president and chief executive officer since January 1, 2017 and as chief operating officer from October 2015 until December 2016 of BWX Technologies, Inc. (NYSE:BWXT), a $1.6 billion nuclear industrial conglomerate headquartered in Lynchburg, VA. Previously, Mr. Geveden was executive vice president at Teledyne Technologies Incorporated, a provider of electronic subsystems and instrumentation for aerospace, defense and other uses. There he led two of Teledyne’s four operating segments since 2013 and concurrently served as President of Teledyne DALSA, Inc., a Teledyne subsidiary, since 2014. Mr. Geveden also served as president and chief executive officer of Teledyne Scientific and Imaging, LLC from 2011 to 2013 and President of both Teledyne Brown Engineering, Inc. and Teledyne’s Engineered Systems Segment from 2007 to 2011. Mr. Geveden is a former Associate Administrator of the National Aeronautics and Space Administration (“NASA”), where he was responsible for all technical operations within the agency’s $16 billion portfolio and served in various other positions with NASA in a career spanning 17 years. Mr. Geveden holds both a bachelor’s and a master’s degree in physics from Murray State University.

“We are pleased to nominate Rex to join our Board of Directors,” said Robert E. Klatell, Chairman of the Board of TTM. “His extensive background in the technology industry, coupled with his experience in the aerospace and defense sector, will bolster the Board’s capabilities as we look forward to the future for TTM. We are very appreciative of the exceptional service of Ron Iverson over the years. For the past eight years we have benefitted immeasurably from his leadership of the Board’s Government Security Committee and his many other contributions to the success of TTM, particularly as we grew our aerospace and defense business on our path to a leading position in the global PCB industry.”

After Mr. Iverson’s retirement and Mr. Geveden’s appointment, TTM’s Board will consist of 10 directors, eight of whom are independent under NASDAQ rules.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.